Exhibit (a)(1)(vii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. The Offer (as defined below) is being made only by the Offer to Purchase dated June 16, 2017 (the “Offer to Purchase”), the related Form of Acceptance and Letter of Transmittal and any amendments or supplements thereto (which together constitute the “Offer”). The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of securities in any jurisdiction in which the making of the Offer or the acceptance thereof would be unlawful.

Notice of Offer to Purchase for Cash
up to 24,794,253 outstanding Class B ordinary shares
(including Class B ordinary shares represented by American Depositary Shares, each American Depositary Share representing one Class B ordinary share)
of
QIWI plc
at
$28.00 per Class B ordinary share or American Depositary Share (CUSIP: 74735M108)
by
Otkritie Holding JSC
and
Otkritie Investments Cyprus Limited

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 14, 2017 (THE “EXPIRATION TIME”) (I.E., THE LAST MOMENT OF THE DAY OF JULY 14, 2017), UNLESS THE OFFER IS EXTENDED.

Otkritie Holding JSC, a joint stock company organized under the laws of the Russian Federation (“Parent”), and Otkritie Investments Cyprus Limited, a company incorporated under the laws of the Republic of Cyprus and an indirect, wholly-owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Offerors”), are offering to purchase up to 24,794,253 outstanding Class B ordinary shares, having a nominal value EUR 0.0005 per share (the “Class B Shares”), including Class B Shares represented by American Depositary Shares (each American Depositary Share representing one Class B Share) (the “ADSs” and, together with the Class B Shares, the “Securities”) of QIWI plc, a company incorporated under the laws of the Republic of Cyprus (“QIWI”), which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 63.85% of the outstanding Securities (based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed by QIWI in its Annual Report on Form 20-F filed on March 22, 2017 (“QIWI’s Form 20-F”)), at a price of $28.00 per Class B Share or ADS, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

In no event will the Offerors purchase more than 24,794,253 Class B Shares (including Class B Shares represented by ADSs) in the Offer. If more than 24,794,253 Class B Shares (including Class B Shares represented by ADSs) are properly and timely tendered in the Offer and not properly withdrawn, such ADSs and Class B Shares will be subject to proration. See “The Offer—Section 1—Terms of the Offer” in the Offer to Purchase.

The Offer is conditioned upon there being properly and timely tendered in accordance with the terms of the Offer and not properly withdrawn, prior to the Expiration Time, at least 20,286,207 Class B Shares, including Class B Shares represented by ADSs, which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 53.85% of the outstanding Securities (based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed in QIWI’s Form 20-F) (the “Minimum Condition”). Other conditions to the Offer are described in “The Offer—Section 14—Conditions to the Offer” in the Offer to Purchase.

All terms not otherwise defined herein have the meaning set forth in the Offer to Purchase.

Subject to the terms described herein, unless the Offer is extended, to tender ADSs or Class B Shares in the Offer, a holder must tender the Securities prior to the Expiration Time on July 14, 2017 (such date, as it may be extended by us, the “Expiration Date”). The Offerors will announce any decision to extend the Offer in a press release stating the extension no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date.

In all cases, payment for Securities properly and timely tendered and not properly withdrawn and accepted for payment pursuant to the Offer will be made promptly (but in any event within three business days following the Expiration Date).

Payment for ADSs accepted for payment will be made promptly but only after timely receipt by the Receiving Agent of (i) American Depositary Receipts (“ADRs”) evidencing such ADSs (or a confirmation of a book-entry transfer of such ADSs into the Receiving Agent’s account at the Book-Entry Transfer Facility, or in the case of ADSs registered in the securityholder’s name in the Direct Registration System (the “DRS”) of the Bank of New York Mellon (the “ADS Depositary”), transfer of the ADSs to the Receiving Agent on the DRS registry), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent’s Message in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

Payment for Class B Shares accepted for payment will be made promptly but only after timely receipt by the Receiving Agent of (i) share certificates evidencing such Class B Shares, if any, (ii) a properly completed and duly executed Form of Acceptance (or a manually signed facsimile thereof), with any required signature guarantees, (iii) a properly completed and duly executed Instrument of Transfer and (iv) any other documents required by the Form of Acceptance.

Under no circumstances will the Offerors pay interest on the consideration paid for the ADSs or Class B Shares pursuant to the Offer, regardless of any extension of the Offer.

Based on QIWI’s Form 20-F, the Offerors do not believe that their purchase of ADSs under the Offer will cause the remaining outstanding ADSs to be delisted from trading on NASDAQ.

The procedures for tendering in the Offer differ depending on whether the securityholder holds ADSs or Class B Shares.

Holders of ADSs may tender their ADSs in accordance with the instructions set forth in “The Offer—Section 3—Procedures for Tendering Securities—Procedures for Tendering ADSs” in the Offer to Purchase and in the related Letter of Transmittal. Except as set forth in “The Offer—Section 3—Procedures for Tendering Securities—Procedures for Tendering ADSs”, in order for the securityholder to tender ADSs in the Offer, the Receiving Agent must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees (or an Agent’s Message in lieu of the Letter of Transmittal in connection with a book-entry delivery of ADSs through the Book-Entry Transfer Facility), and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date. The securityholder must deliver the ADR(s) representing tendered ADSs to the Receiving Agent or the securityholder must cause their ADSs to be tendered pursuant to the procedure for book-entry transfer set forth below and the Receiving Agent must receive timely confirmation of the book-entry transfer of the ADSs into the Receiving Agent’s account at the Book-Entry Transfer Facility or the securityholder must cause ADSs registered in the DRS registry of the ADS Depositary to be transferred on the DRS registry to the Receiving Agent.

Holders of Class B Shares may tender their shares in accordance with the instructions set forth in “The Offer—Section 3—Procedures for Tendering Securities—Procedures for Tendering Class B Shares” in the Offer to Purchase. Except as set forth in “The Offer—Section 3—Procedures for Tendering Securities—Procedures for Tendering Class B Shares”, in order for the securityholder to tender Class B Shares in the Offer, the Receiving Agent must receive the Form of Acceptance and Instrument of Transfer (or a manually signed facsimile thereof), properly completed and signed, together with the share certificate(s) issued in respect of such Shares, if any, and any other documents that the Form of Acceptance requires, at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time.

If the securityholder owns his or her Securities through a broker, dealer, commercial bank, trust company or other nominee, and the securityholder’s broker, dealer, commercial bank, trust company or other nominee tenders his or her Securities on his or her behalf, they may charge the securityholder a fee for doing so. The securityholder should consult his or her broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. A record owner of ADSs on the books of the ADS Depositary that tenders its ADSs in the Offer does not have to pay brokerage fees or similar expenses. See “Introduction” in the Offer to Purchase.

There is no guaranteed delivery process available to tender ADSs and/or Class B Shares.

Holders that have tendered their Class B Shares or ADSs, as applicable, may withdraw from the Offer, but they may do so only as described in “The Offer—Section 4—Withdrawal Rights” in the Offer to Purchase.

To withdraw ADSs registered in the securityholder’s name, either in the DRS registry or represented by an ADR, the securityholder must deliver, prior to the Expiration Date (as it may be extended from time to time), a written notice of withdrawal to the Receiving Agent at one of its addresses set forth on the back cover of this Offer to Purchase, or transmit by facsimile the notice of withdrawal to the Receiving Agent at 617-360-6810, while the securityholder has the right to withdraw the ADSs. The notice must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs, if different from that of the person who tendered such ADSs. In addition, if ADRs evidencing ADSs have been delivered to the Receiving Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of ADRs tendered by an Eligible Institution (as defined in “The Offer—Section 3—Procedures for Tendering Securities—Signature Guarantees”)) must be received by the Receiving Agent before the release of such ADRs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the serial number(s) shown on the particular ADRs evidencing the ADSs to be withdrawn. In the case of ADSs tendered by book-entry transfer, tendered ADSs may be withdrawn through the facilities of the Book-Entry Transfer Facility. If the securityholder tendered ADSs by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the securityholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the ADSs. See “The Offer—Section 4—Withdrawal Rights.”

To withdraw Class B Shares, the securityholder must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to the Receiving Agent while the securityholder has the right to withdraw the Class B Shares. The notice must specify the name of the person who tendered the Class B Shares to be withdrawn, the number of Class B Shares to be withdrawn and the name of the registered holder of the Class B Shares if different from that of the person who tendered such Class B Shares. In addition, if share certificate(s) have been delivered to the Receiving Agent, such notice must specify the serial number(s) shown on the share certificate(s) to be withdrawn. The notice of withdrawal must be signed by the same person who signed the relevant Form of Acceptance. See “The Offer—Section 4—Withdrawal Rights.”

The Offerors will determine, in their sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of the Offerors, the Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, the Offerors’ determination will be final and binding. Tendering securityholders have the right to challenge the Offerors’ determination with respect to their Securities.

The information required to be disclosed by 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated into this announcement by reference.

The Offerors are also filing with the U.S. Securities and Exchange Commission a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer.

The Offer to Purchase, the related Form of Acceptance or Letter of Transmittal, as applicable, and other relevant materials will be mailed to record holders of Securities whose names appear on QIWI’s securityholder list and the ADS Depositary’s list and will be furnished, for subsequent transmittal to beneficial owners of Securities, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the securityholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing. The Offerors will reimburse brokers and other securities intermediaries for customary handling and mailing expenses incurred by them in forwarding the Offer materials to their customers. The Offerors will also mail the Offer to Purchase, the related Form of Acceptance or Letter of Transmittal, as applicable, and other relevant materials to any registered or beneficial holder of Class B Shares and/or ADSs that requests a copy of the Offer materials.

The Offer to Purchase and the related Form of Acceptance and Letter of Transmittal contain important information and each such document should be read carefully and in its entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of the Offer to Purchase and other related materials may be obtained from the Information Agent or from securityholder’s broker, dealer, commercial bank, trust company or other nominee.

The Information Agent
for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, NY 10022
Class B Shareholders or ADS Holders Call Toll-Free: (888) 750-5834
Bankers and Brokers Call Collect: (212) 750-5833
June 16, 2017

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